Exhibit 99(c)

Koger Hires New Senior VP to Lead Texas and Northern Virginia Operations

    BOCA RATON, Fla.--(BUSINESS WIRE)--Nov. 11, 2003--Koger Equity, Inc. (NYSE: KE) today announced that S. Mark Cypert has joined the Company as Senior Vice President of Koger's newly formed Texas Division. Mr. Cypert will be located in Koger's regional office in Dallas. His responsibilities will include the Company's recently acquired properties in Dallas and Houston as well as leading Koger's acquisition and development efforts in Texas and in northern Virginia.
    Tom Crocker, CEO of Koger, said, "We are very pleased to have Mark join at the Koger team. Mark's strong background and intimate understanding of the Texas and northern Virginia markets will add significant value to our Company. Bringing Mark on board demonstrates our commitment to acquiring and/or developing additional office buildings in Texas and northern Virginia."
    Mr. Cypert has over 20 years' experience in the commercial real estate industry. Prior to joining Koger, Mr. Cypert was a Vice President and Regional Investment Officer for Thomas Properties Group, where he was responsible for acquisitions. Prior to that, Mr. Cypert spent 10 years with UBS Realty Investors as a Director of Asset Management. Mr. Cypert lives in Dallas and is a graduate of Texas Tech University.

    About Koger Equity, Inc.

    Koger Equity, Inc. owns and operates 126 office buildings, containing 9.21 million rentable square feet, primarily located within 18 suburban office projects in ten cities in the Southeastern United States and Texas.
    Additional information about Koger is available upon request to Investor Relations, 225 NE Mizner Blvd., Suite 200, Boca Raton, Florida 33432-4079, or call 1-800-850-2037, or visit Koger's website at www.koger.com.

    CONTACT: Koger Equity, Inc., Boca Raton
             Thomas C. Brockwell, 561-395-9666